Exhibit 10.50
Execution Copy
MIDWEST BANC HOLDINGS, INC.
MUTUAL AGREEMENT RE SEVERANCE AND RETIREMENT
     THIS MUTUAL AGREEMENT RE SEVERANCE AND RETIREMENT (the “Agreement”), dated as of January 14, 2008 (the “Effective Date”), by and between JOHN EILERING (the “Executive”) and MIDWEST BANC HOLDINGS, INC. (the “Company”);
R e c i t a l s:
     A. The Executive and his previous employer, Northwest Suburban Bancorp, Inc. (“Northwest”) have previously entered into: that Mutual Termination Agreement dated March 22, 2007 (the “Mutual Termination Agreement”) (attached as Exhibit A hereto), that Transitional Employment Agreement dated March 22, 2007 (the “Transitional Employment Agreement”) (attached as Exhibit B hereto), and that Supplemental Executive Retirement Agreement dated January 1, 2007 (the “SERP”) (attached as Exhibit C hereto);
     B. The Company, as successor to Northwest, has assumed all rights and obligations of Northwest as provided in the Mutual Termination Agreement, the Transitional Employment Agreement and the SERP;
     C. The Company granted to the Executive, pursuant to that Restricted Stock Award Agreement and the Restricted Stock Grant Notice both dated October 1, 2007 (together, the “Restricted Stock Agreement”) (attached as Exhibit D hereto), 10,000 shares of the Company’s common stock;
     D. In connection with, and as a condition to, the delivery of the Restricted Stock Agreement, the Executive was required to execute that Confidential Information and Non-Solicitation Agreement dated October 1, 2007 (the “Restrictive Covenant Agreement”) (attached as Exhibit E hereto);
     E. The Company wishes to provide for, in writing, the continued employment of the Executive through January 1, 2009;
     F. The Executive desires to provide services to the Company through January 1, 2009;
     G. The Executive’s employment can be extended beyond January 1, 2009, by joint agreement of both parties; and
     H. For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive now desire to amend certain provisions of the Mutual Termination Agreement, Transitional Employment Agreement, SERP, Restricted Stock Agreement and Restrictive Covenant Agreement with immediate effect.

A g r e e m e n t s:
     In consideration of the foregoing premises, which are incorporated herein by reference, and the covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Employment. The Company hereby agrees to continue the Executive in its employ beginning on the Effective Date through January 1, 2009 (the “Employment Period”), with the same titles, duties and responsibilities as in effect immediately prior to the Effective Date. The Executive agrees that during the Employment Period he shall continue to devote such time to his duties as devoted prior to the Effective Date and shall perform such duties faithfully; provided, however, that the Executive’s continued service for other corporations or entities, and on any other corporate, civic, charity or foundation board shall not be deemed to breach the Executive’s obligations hereunder; provided, further, that it is the expectation of the parties that the Executive’s duties will change following January 1, 2009, such that he shall have less direct reports and shall have added leadership responsibilities as head of cash management for the bank (or such similar role).
     2. Mutual Termination Agreement Amendment.
(a)	The Company and the Executive acknowledge and agree, that as of the Effective Date, Section 2(d) of the Mutual Termination Agreement shall be replaced with the following new Section 2(d):
“In the event of the Executive’s termination, whether voluntary or involuntary (but other than for ‘cause,’ as defined in the Transitional Employment Agreement, whether or not such agreement is applicable or in effect), at any time on or after January 1, 2009, the Executive shall be entitled to receive similar severance benefits as if terminated under the Transitional Employment Agreement for the 12-month period following termination; provided, however, that if Executive is terminated by the Company other than for ‘cause,’ prior to January 1, 2009, the Executive shall be entitled to receive similar severance benefits as if terminated under the Transitional Employment Agreement for the 12-month period following termination; provided, further, that no such payment shall be made under this provision if he is entitled to receive severance benefits under any other provision of this Agreement or a transitional employment agreement. By way of clarification, it is the parties intent that the Executive is not to receive duplicate benefits under the Transitional Employment Agreement, this Agreement or a new transitional employment agreement (or internally in any one of the agreements).”
(b)	The Company and the Executive acknowledge and agree, that as of the Effective Date, Section 3 of the Mutual Termination Agreement shall be replaced with the following new Section 3:

“The Executive agrees to abide by the terms of the restrictive covenant as set forth in Section 7 of the Employment Agreement; provided, however, as of the Effective Time, the thirty-six (36) month restricted period shall be reduced to a period beginning on the Executive’s date of termination (if such termination occurs prior to January 1, 2009) and ending on January 1, 2009 and shall be ineffective thereafter, regardless of the time of termination of employment or the reason for such termination of employment.”
     3. Transitional Employment Agreement Amendment.
(a)	The Company and the Executive acknowledge and agree, that as of the Effective Date, Section 7 of the Transitional Employment Agreement shall be deleted in its entirety and replaced with “Reserved.”

(b)	The Company and the Executive acknowledge and agree, that as of the Effective Date, Section 15 of the Transitional Employment Agreement shall be amended by adding as a part thereof immediately after the last sentence of the existing Section 15 the following new paragraph:
“Notwithstanding the foregoing, in the event of the Executive’s termination, whether voluntary or involuntary (but other than for ‘cause,’ as defined in Section 5(c)), at any time on or after January 1, 2009, the Non-Solicitation Period shall be eliminated.”
     4. SERP Amendment.
(a)	The Company and the Executive acknowledge and agree, that as of the Effective Date, Section 2.1 of the SERP shall be replaced with the following new Section 2.1:
“2.1 Normal Retirement Benefit. Subject to Article 6, upon the earlier of (a) the Executive’s Normal Retirement Age, (b) Executive’s Separation from Service on or after January 1, 2009 for any reason, or (c) the termination of the Executive by the Company for reasons other than a Termination for Cause, after December 31, 2007 and prior to January 1, 2009, the Employer shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.
    2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is an amount equal to the Executive’s Final Salary multiplied by the Benefit Percentage.
    2.1.2 Payment of Benefit. The Employer shall pay the annual benefit to the Executive in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the earliest of the three events set forth in

Sections 2.1(a), (b) or (c). Notwithstanding the foregoing, the first payment may be made within 45 days following such commencement date. The annual benefit shall be paid to the Executive for fifteen (15) years.”
(b)	The Company and the Executive acknowledge and agree, that as of the Effective Date, Section 2.2 of the SERP shall be replaced with the following new Section 2.2:
“2.2 Early Retirement Benefit. Subject to Article 6, upon Separation from Service (a) on or after the Early Retirement Age but before January 1, 2009 (other than as may be provided in Section 2.1(c)) for reasons other than Disability and (b) after completing five (5) continuous years of employment with the Employer or any Subsidiary after the Effective Date, the Employer shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.”
(c)	The Company and the Executive acknowledge and agree, that as of the Effective Date, Section 6.3 of the SERP shall be amended by adding as a part thereof the following new subsection 6.3.5:
“6.3.5 Notwithstanding any provision of this Agreement to the contrary, in the event of the Executive’s Separation from Service on or after January 1, 2009, the restrictive covenants set forth in this Section 6.3 shall cease to have any effect and the Executive shall no longer be bound by such restrictive covenants.”
(d)	The Company and the Executive acknowledge and agree, that as of the Effective Date, Section 7.5.1 of the SERP shall be replaced with the following new Section 7.5.1:
“7.5.1 Economic Benefit Provided to Executive. For each calendar year for which this Agreement is in force, the economic benefit provided to Executive under this Section 7.5 is limited to current life insurance protection in an amount equal to the total age 65 liability accrued on the Company’s records as of the end of the preceding calendar year (the “Current Life Insurance Protection Amount”). By way of clarification, and not limitation, it is the intent of the parties that this Section 7.5.1 shall not in anyway limit the benefits under Article 2 of this Agreement absent the death of the Executive.”
(e)	The Company and the Executive acknowledge and agree, that as of the Effective Date, Article 10 of the SERP shall be deleted in its entirely and shall have no force and effect to reduce any benefit which may otherwise be provided to the Executive under the SERP.

     5. Restricted Stock.
(a)	The Company and the Executive acknowledge and agree, that as of the Effective Date, the “Restricted Stock Grant Notice” portion of the Restricted Stock Agreement shall be amended to provide that the 10,000 shares of the Company’s common stock subject to the Restricted Stock Agreement shall become immediately and fully vested as of the earlier of (a) January 1, 2009, (b) the termination of the Executive by the Company for reasons other than Cause (as defined in the Transitional Employment Agreement, whether or not such agreement is applicable or in effect), (c) the death or Disability of the Executive, or (d) a Change in Control of the Company.

(b)	In the event that the Company grants to Executive restricted stock in 2008, then the Company’s common stock subject to such restricted stock award shall become immediately and fully vested as of the earlier of (a) January 1, 2009, (b) the termination of the Executive by the Company for reasons other than Cause (as defined in the Transitional Employment Agreement, whether or not such agreement is applicable or in effect), (c) the death or Disability of the Executive, or (d) a Change in Control of the Company.
     6. Restrictive Covenant Agreement Amendment. The Company and the Executive acknowledge and agree, that as of the Effective Date, the Restrictive Covenant Agreement shall be cancelled and that neither party, nor their heirs, dependents, successors or assigns, shall have any rights or obligations thereunder except as provided herein.
     7. Code Sections 280G and 4999. Notwithstanding anything to the contrary in any other agreement, plan, program or arrangement, it is the intent of the parties that there shall be no effective provisions, in any such agreement, plan, program or arrangement that would act to limit any benefits or payment due to the Executive on the basis that such amounts exceed any limitations under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and thereby are subject to the excise tax imposed by Section 4999 of the Code. Additionally, it is the intent of the parties that there shall be no effective provisions in any such agreement, plan, program or arrangement that would act to obligate the Company or any of its affiliates to reimburse the Executive for any additional taxes in the event any benefits or payment due to Executive exceed any limitations under Section 280G of the Code and are thereby be subject to the excise tax imposed by Section 4999 of the Code.
     8. Section 409A.
(a)	To the extent that any of the terms and conditions contained herein constitute an amendment or modification of the time or manner of payment under a non-qualified deferred compensation plan (as defined under Code Section 409A), then to the extent necessary under the transitional guidance under Internal Revenue Service Notice 2007-86 (the “Transition Rules”), this Agreement constitutes an amendment to, and a new election under, such deferred compensation plan, in order to properly modify the time or manner of payment consistent with such guidance.

(b)	Notwithstanding anything contained herein to the contrary, any amounts that are to be, or could be, distributed from a non-qualified deferred compensation plan during 2008 due to the amendments contained herein, shall be made in accordance with such amendments to the maximum extent permitted under the Transition Rules. It is the intent of the parties hereto that the foregoing shall in no way limit the economic benefits contemplated by the amendments contained herein and that the parties shall take all reasonable actions necessary which are not in contravention of Code Section 409A to maintain to the maximum extent possible such intentions.

(c)	The parties agree and acknowledge that the Executive is a “specified employee” as that term is used in Code Section 409A(a)(2)(B), and therefore all payments to Executive that may constitute deferred compensation (as defined under Code Section 409A), shall be deferred for a period of six (6) months from the Executive’s date of termination. For purposes of Code Section 409A, all payments of deferred compensation made hereunder or pursuant to another plan or arrangement, shall be deemed to be separate payments and, accordingly, the aforementioned deferral shall only apply to separate payments which would occur during the six (6) month deferral period and all other payments shall be unaffected. All payments deferred pursuant to this Section 8, shall be paid in full on the first day of the seventh (7th) month following Executive’s date of termination.

(d)	It is intended that the provisions of this Agreement, and all compensation plans and programs sponsored by the Company in which Executive participates, comply with, or remain exempt from, Code Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with such intentions. From and after the Executive’s date of termination, (i) the Company shall administer and operate this Agreement and any non-qualified deferred compensation plan (and any other arrangement that could reasonably be expected to constitute such a plan) in which the Executive participates and the Executive’s rights and benefits hereunder and thereunder in compliance with Code Section 409A and any rules, regulations or other guidance promulgated thereunder as in effect from time to time, and (ii) in the event that the Company determines that any provision of this Agreement or any such plan or arrangement does not comply with Code Section 409A or any such rules, regulations or guidance and that the Executive may become subject to an additional tax under Code Section 409A (a “Section 409A Tax”), the Company shall amend or modify such provision, to the extent possible, to avoid the application of the Section 409A Tax. In the event the Company is unable to amend or modify a provision to avoid application of the Section 409A Tax, the Executive will remain responsible to pay the Section 409A Tax. Moreover, the Company will not indemnify the Executive for the Section 409A Tax.
     9. Indemnification. In the event that legal action is instituted against the Executive during or after the term of his or her employment by a third party (or parties) based on the performance or nonperformance by Executive of his or her duties as an officer or director of the

Company or any of its affiliates or a fiduciary of any benefit plan maintained by the Company or any of its affiliates during his or her employment with the Company, the Resulting Entity, their successors and predecessors (collectively, the “Indemnifying Party”) or their affiliates, the Indemnifying Party will assume the defense of such action by its attorney or attorneys selected by the Indemnifying Party and will advance the costs and expenses thereof (including reasonable attorneys’ fees) and will indemnify the Executive against any judgment or amounts paid in settlement of said actions in accordance with its charter, by-laws, insurance and applicable law, without prejudice to or waiver by the Indemnifying Party of its rights and remedies against Executive. In the event that there is a settlement or final judgment entered against Executive in any such litigation, and the Indemnifying Party’s Board of Directors determines that Executive should, in accordance with the Indemnifying Party’s charter, by-laws, insurance and applicable law, reimburse the Indemnifying Party, Executive shall be liable to the Indemnifying Party for all such costs, expenses, damages and other amounts paid or incurred by the Indemnifying Party in the defense, settlement or other resolution of any such litigation (the “Reimbursement Amount”). The Reimbursement Amount shall be paid by Executive within thirty (30) days after rendition of the final judgment. The Indemnifying Party shall be entitled to set off the reimbursement amount against all sums which may be owed or payable by the Indemnifying Party to Executive hereunder or otherwise. The parties shall cooperate in the defense of any asserted claim, demand or liability against Executive or the Indemnifying Party or its subsidiaries or affiliates. The term “final judgment” as used herein shall be defined to mean the decision of a court of competent jurisdiction, and in the event of an appeal, then the decision of the appellate court, after petition for rehearing has been denied, or the time for filing the same (or the filing of further appeal) has expired.
     The rights to indemnification under this Section 8(d) shall be in addition to any rights which Executive may now or hereafter have under the charter or By-Laws of the Indemnifying Party or any of its affiliates, under any insurance contract maintained by the Indemnifying Party or any of its affiliates or any agreement between Executive and the Indemnifying Party or any of its affiliates.
     10. Legal Fees.
(a)	Notwithstanding anything to the contrary in any other agreement, plan, program or arrangement, in the event of any controversy or claim by either party under this Agreement, or any other agreement, plan, program or arrangement in which Executive is the prevailing party in any final and legally binding adjudication (as to which all periods for the filing of any appeal have expired) with respect to such controversy or claim or which controversy or claim is settled by mutual agreement between the parties, Executive shall be entitled to reimbursement from the Company for reasonable attorney’s fees and costs and for all other reasonable expenses of such adjudication

(b)	The Company shall pay legal fees for the drafting and negotiating of this Agreement directly to the law firm of Barack Ferrazzano Kirschbaum & Nagelberg, LLP (the “Firm”), with such payment to be made within fifteen (15) calendar days following the Effective Date. The payment of such fees shall be reflected on an IRS Form 1099 designating the Firm as the payee and the Company as the payor.

     11. Conflicting Provisions. In the event of any inconsistency between this Agreement and any other agreement, plan, program, policy or practice (collectively, “Other Provision”) of the Company, the provision which is more favorable to Executive shall control, unless such Other Provision provides otherwise by a specific reference to this Section 11.
     12. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.
     13. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     14. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party hereto may assign this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned, without the prior consent of the Executive to a successor of the Company (and the Executive hereby consents to the assignment of the covenants under this Agreement to a purchaser of all or substantially all of the assets of the Company, or a transferee, by merger or otherwise, of all or substantially all of the businesses and assets of the Company) and, upon the Executive’s death, this Agreement shall inure to the benefit of and be enforceable by the Executive’s executors, administrators, representatives, heirs, distributees, devisees, and legatees and all amounts payable hereunder shall be paid to such persons or the estate of the Executive.
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     In Witness Whereof, this Agreement has been duly executed as of the Effective Date.

/s/ John G. Eilering		Date:	1/14/08

JOHN EILERING

MIDWEST BANC HOLDINGS, INC.

/s/ James J. Giancola		Date:	1/14/08

By:	James J. Giancola

Title:	President and Chief Executive Officer